Exhibit 10.1

Execution Version

VOTING AGREEMENT

Voting Agreement, dated as of September 9, 2018 (this “Agreement”), by and among Science Applications International Corporation, a Delaware corporation (“Parent”), Engility Holdings, Inc., a Delaware corporation (the “Company”), Birch Partners, LP, a Delaware limited partnership (the “Stockholder”), and, in each case, for purposes of Sections 2.1, 2.3, 5.2, 5.4 and ARTICLE VI only, the KKR Investors (as defined below) and the GA Investors (as defined below).

RECITALS

WHEREAS, the Company, Parent and Raptors Merger Sub, Inc., a Delaware corporation and a direct wholly-owned Subsidiary of Parent (“Merger Sub”), are concurrently entering into an Agreement and Plan of Merger (as the same may be amended, supplemented or modified, the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation in the merger (the “Merger”);

WHEREAS, the Company, the Stockholder (together with its Permitted Transferees (as defined in the Stockholder Agreement) that Beneficially Own any Shares and have become a party thereto, the “Stockholder Group”), the KKR Investors and the GA Investors are party to that certain Stockholders Agreement, dated February 26, 2015, as amended by that First Amendment to the Stockholders Agreement, dated February 28, 2018 (as amended and in effect on the date hereof, the “Stockholder Agreement”);

WHEREAS, the Stockholder agrees to enter into this Agreement with respect to all shares of common stock, par value $0.01 per share, of the Company (such shares, including any shares of such common stock that are reclassified, the “Shares”) that the Stockholder Beneficially Owns or owns of record on the date of this Agreement and any additional Shares that the Stockholder may hereinafter acquire;

WHEREAS, on the date of this Agreement, the Stockholder is the Beneficial Owner or record owner of, and has either sole or shared voting power over, such number of Shares as are indicated opposite its name on Schedule A (such shares and any additional shares or other voting securities of the Company of which the Stockholder acquires record or Beneficial Ownership after the date hereof, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, the “Covered Shares”); and

WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement, Parent has required that the Stockholder enter into this Agreement and abide by the covenants and obligations set forth herein, including with respect to the Covered Shares.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS

The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

“Affiliates” of any Person means an “affiliate” as defined in Rule 405 of the regulations promulgated under the Securities Act; provided, however, that, for purposes of this Agreement, neither the Company nor any of its Subsidiaries shall be deemed an Affiliate of the Stockholder, the GA Investors, the KKR Investors or any of their respective Affiliates; provided, further, that an Affiliate of the Stockholder, a GA Investor or a KKR Investor shall include any investment fund, vehicle or holding company of which such GA Investor or KKR Investor or an Affiliate of such GA Investor or KKR Investor, as applicable, serves as the general partner, management member or discretionary manager or advisor; and provided, further, that notwithstanding the foregoing, an Affiliate of the Stockholder, a GA Investor or a KKR Investor shall not include any portfolio company or other investment of the Stockholder, such GA Investor or KKR Investor or any limited partners of the Stockholder, such GA Investor or KKR Investor.

“Beneficial Ownership” by a Person of any securities shall have the meaning ascribed to such term pursuant to Section 13(d) of the Exchange Act. The terms “Beneficially Own,” “Beneficially Owned” and “Beneficial Owner” shall have a correlative meaning.

“control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), when used with respect to any Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“GA Investor” shall mean each of General Atlantic Partners 85, L.P., GAP Coinvestments III, LLC, GAP Coinvestments IV, LLC, GAP Coinvestments CDA, L.P. and GAPCO GmbH & Co. KG and any Permitted Transferee (as defined in the Stockholder Agreement) of any such Person who holds limited partnership interests of the Stockholder or, following a Distribution (as defined in the Stockholder Agreement), Shares.

“KKR Investor” shall mean each of KKR 2006 Fund L.P., KKR Partners III, L.P., OPERF Co-Investment LLC and 8 North America Investor L.P and any Permitted Transferee (as defined in the Stockholder Agreement) of any such Person who holds limited partnership interests of the Stockholder or, following a Distribution (as defined in the Stockholder Agreement), Shares.

ARTICLE II

RESTRICTIONS ON TRANSFER

2.1 No Transfer and Encumbrance. Until the termination of this Agreement, (i) the Stockholder shall not sell, transfer, assign, pledge, give, tender in any tender or exchange offer or otherwise dispose of any of the Covered Shares or any interest therein, including the right to vote

(any of the foregoing, a “Transfer”), any of the Covered Shares directly held by the Stockholder, and (ii) the Stockholder shall not otherwise permit or effect any transaction that would result in a direct or indirect Transfer of any Covered Shares. Until the termination of this Agreement, the Stockholder (x) shall not effect a distribution of any Covered Shares and (y) agrees, with respect to any Covered Shares currently or hereinafter Beneficially Owned by the Stockholder, except as required by the Stockholder Agreement not to deposit any such Covered Shares into a voting trust or enter into a voting agreement or arrangement with respect to Covered Shares or grant any proxy (except as otherwise provided herein) or power of attorney with respect thereto (other than pursuant to this Agreement). Notwithstanding anything to the contrary herein, (i) direct or indirect transfers of equity or other interests in the Stockholder by its equityholders is not prohibited by this Section 2.1 and (ii) nothing herein shall prevent or prohibit a Transfer of Covered Shares at the Effective Time pursuant to the Merger or any dissolution, liquidation or other action with respect to the Stockholder resulting in the distribution of the assets of the Stockholder (including pursuant to a Distribution (as defined in the Stockholder Agreement)), in each case, solely to the GA Investors and the KKR Investors; provided, that, in the case of clause (ii), prior to and as a condition to effecting any such dissolution, liquidation or other action, each of the GA Investors and the KKR Investors executes a joinder to this Agreement in form and substance reasonably satisfactory to Parent agreeing to be bound by the terms of this Agreement as if the GA Investors and the KKR Investors were each the “Stockholder” and, in the case of clauses (i) and (ii), no such transfer shall reduce the number of Covered Shares with respect to which the actions described in Section 3.1(b) are required to be taken.

2.2 Prohibited Transfers. Any Transfer or attempted Transfer of any Covered Shares in violation of this Article 2 shall, to the fullest extent permitted by Law, be null and void ab initio and the Company agrees not to register any such attempted Transfer on the Company’s records.

2.3 Waiver of Transfer of Covered Shares at Effective Time. The Company hereby acknowledges and agrees that, notwithstanding anything to the contrary set forth in the Stockholder Agreement, the Stockholder, the GA Investors and the KKR Investors shall be permitted to Transfer any Covered Shares at the Effective Time pursuant to the Merger, and the Company hereby waives all restrictions regarding such Transfer set forth in the Stockholder Agreement.

ARTICLE III

VOTING

3.1 Agreement to Vote. The Stockholder hereby agrees that during the term of this Agreement, at the Company Stockholders Meeting and at any other meeting of the stockholders of the Company at which a vote of the stockholders of the Company with respect to the approval or adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement is sought, however called, including any adjournment, recess or postponement thereof, and in connection with any written consent of the stockholders of the Company with respect to the approval or adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement, the Stockholder shall, in each case to the fullest extent that the Covered Shares are entitled to vote thereon or consent thereto:

(a) appear (in person or by proxy) at each such meeting or otherwise cause all of the Covered Shares to be counted as present thereat for purposes of calculating a quorum; and

(b) vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of the Covered Shares (other than only those Covered Shares with respect to which Section 3.3 of the Stockholder Agreement prohibits the Stockholder from taking such action): (i) in favor of the Merger and the approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement, including any amendment and restatement of the Merger Agreement or amendment to the Merger Agreement, in each case, to the extent such amendment and restatement or amendment increases the Merger Consideration; (ii) in favor of the approval of any proposal to adjourn or postpone each such meeting of the stockholders of the Company to a later date if there are not sufficient votes for adoption of the Merger Agreement on the date on which such meeting is held; (iii) against any proposal to amend the Company’s certificate of incorporation or bylaws to the extent such amendment would change in any manner the voting rights of any class of shares of the Company; and (iv) against any Company Acquisition Proposal.

3.2 No Inconsistent Agreements. The Stockholder hereby represents, covenants and agrees that, except for this Agreement, it (i) has not entered into, and shall not enter into, any voting agreement, voting trust or similar agreement or understanding, with respect to any of the Covered Shares, (ii) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to any of the Covered Shares, (iii) has not given, and shall not give, any voting instructions in any manner inconsistent with Section 3.1, with respect to any of the Covered Shares and (iv) has not taken, and shall not, knowingly take any action that would constitute a breach hereof, make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing any of its obligations under this Agreement, except, in the case of clauses (i) and (ii) above, for the provisions of the Stockholder Agreement as in effect on the date hereof, which provisions do not and will not make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing any of its obligations under this Agreement.

3.3 Other Voting. Subject to the limitations set forth in the Stockholder Agreement, the Stockholder may vote on all issues that may come before a meeting of the stockholders of the Company in its sole discretion; provided that such vote does not contravene the provisions of this Article.

3.4 Proxy. The Stockholder hereby irrevocably and unconditionally grants to, and appoints, Parent or any duly appointed designee of Parent as the stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Stockholder, to vote or cause to be voted (including by proxy or written consent, if applicable) in accordance with and to the extent provided in Section 3.1 all of the Covered Shares. Parent agrees not to exercise the proxy granted herein for any purpose other than in accordance with and to the extent provided in Section 3.1. The Stockholder hereby revokes any proxies heretofore given in respect of any Covered Shares with respect to the matters specified by Section 3.1. The Stockholder hereby affirms that the irrevocable proxy set forth in this Section 3.4 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Agreement. The parties hereby further affirm that the irrevocable proxy is coupled with an interest and is intended to be irrevocable until the termination of this Agreement, at which time it will terminate automatically. If for any reason the proxy granted herein is not irrevocable and is revoked after it becomes effective, then the Stockholder agrees, until the termination of this Agreement, to vote the Covered Shares in accordance with and to the extent provided in Section 3.1. This irrevocable proxy is binding upon the heirs, estate, executors, personal representatives, successors and assigns of the Stockholder (including any transferee of any of the Covered Shares).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Stockholder hereby represents and warrants to Parent as follows:

4.1 Due Authority. The Stockholder has the full power and authority to make, enter into and carry out the terms of this Agreement. This Agreement has been duly and validly executed and delivered by the Stockholder and, assuming the due authorization and execution and delivery of this Agreement by Parent, constitutes a valid and binding agreement of the Stockholder enforceable against it in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at Law or in equity.

4.2 Ownership of the Covered Shares. As of the date of this Agreement, the Stockholder is the owner of record and Beneficial Owner of the Shares that are indicated opposite its name on Schedule A, free and clear of any Liens and any other limitations or restrictions (including any restrictions on the right to vote), other than (i) any Liens pursuant to this Agreement, (ii) transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various states of the United States, (iii) any Liens granted in connection with a general pledge of Covered Shares to the Stockholder’s prime broker, which do not and will not affect the Stockholder’s Beneficial Ownership of such Shares, and (iv) the Stockholder Agreement. None of the terms or conditions of the Stockholder Agreement make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing any of its obligations under this Agreement with respect to all Covered Shares (other than, with respect to its obligations under Section 3.1, those Covered Shares with respect to which Section 3.3 of the Stockholder Agreement prohibits the Stockholder from taking any action specified in Section 3.1). As of the date of this Agreement, the Shares that are indicated opposite the Stockholder’s name on Schedule A constitute all of the Shares Beneficially Owned by the Stockholder, and, except for its Beneficial Ownership of such Shares, the Stockholder does not Beneficially Own any (A) shares of capital stock or voting securities of the Company or (B) options, warrants or other rights to acquire, or securities convertible into or exchangeable for (in each case, whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing), any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

4.3 No Conflict; Consents.

(a) The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of the obligations under this Agreement and the compliance by the Stockholder with any provisions hereof do not and will not: (a) conflict with or violate any Laws applicable to the Stockholder, or (b) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on, any of the Covered Shares pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Stockholder is a party or by which the Stockholder is bound, except for any of the foregoing as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(b) Except as may be required by U.S. Federal securities Laws, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person, is required by or with respect to the Stockholder in connection with the execution and delivery of this Agreement or the consummation by the Stockholder of the transactions contemplated hereby.

4.4 Reliance by Parent. The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement and the representations, warranties, covenants and obligations of the Stockholder contained herein.

4.5 Absence of Litigation. As of the date hereof, there is no suit, claim, action, proceeding or, to the knowledge of the Stockholder, investigation, in each case, pending against or, to the knowledge of the Stockholder, threatened against the Stockholder at law or in equity before or by any Governmental Entity that would reasonably be expected to materially impair the ability of the Stockholder to perform the Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby.

ARTICLE V

ADDITIONAL COVENANTS OF THE STOCKHOLDER

5.1 Stock Dividends, etc. In the event of a reclassification, recapitalization, reorganization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares or other similar transaction, or if any stock dividend or stock distribution is declared, in each case affecting the Covered Shares, the terms “Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities of the Company into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction. Any such shares shall automatically become subject to the terms of this Agreement as Covered Shares.

5.2 No Solicitation.

(a) Each of the Stockholder, the KKR Investors and the GA Investors hereby agree that it shall not, and shall cause its respective Affiliates and shall use its reasonable best efforts to cause its and its respective Affiliates’ Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly induce, knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Acquisition Proposal; (ii) participate in any discussions or negotiations with any Person regarding any proposal the consummation of which would constitute a Company Acquisition Proposal; (iii) provide any non-public information or data concerning the Company or any of its Subsidiaries to any Person in connection with any proposal the consummation of which would constitute a Company Acquisition Proposal; or (iv) approve or recommend, make any public statement approving or recommending, or enter into any agreement relating to, any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Acquisition Proposal. Each of the Stockholder, the KKR Investors and the GA Investors agree that it shall immediately cease and cause to be terminated, and cause its respective Affiliates and shall use its reasonable best efforts to cause its and its respective Affiliates’ Representatives to immediately cease and cause to be terminated, all discussions or negotiations with any Person conducted heretofore with any Person other than Parent and/or its Representatives with respect to any Company Acquisition Proposal. Notwithstanding the foregoing, each of the Stockholder, the KKR Investors or the GA Investors, directly or indirectly through their respective Affiliates, Representatives, advisors or other intermediaries, may, prior to the time, but not after, the Company Stockholder Approval is obtained, engage in negotiations or discussions with any Person (and its Representatives, advisors and intermediaries) that has made an unsolicited bona fide written Company Acquisition Proposal to the Company, its Subsidiaries or Representatives not resulting from or arising out of a breach, in any material respect, of (x) this Section 5.2 or (y) the provisions of Section 5.2 of the Merger Agreement; provided, that each of the Stockholder, the KKR Investors or the GA Investors, directly or indirectly through their respective Affiliates, Representatives, advisors or other intermediaries, shall be permitted to engage in such negotiations or discussions if, and only if, prior to doing so, the Stockholder, the KKR Investors or the GA Investors, as applicable, have provided prior written notice thereof to Parent and the Company Board determines in good faith after consultation with outside legal counsel that (A) based on the information then available and after consultation with a financial advisor of nationally recognized reputation that such Company Acquisition Proposal either constitutes a Company Superior Proposal or could reasonably be expected to result in a Company Superior Proposal and (B) the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law.

(b) Until this Agreement is terminated in accordance with its terms, the Stockholder, the KKR Investors and the GA Investors shall not (and shall cause their respective Affiliates to whom they have provided confidential information regarding the Company (or its Subsidiaries) or the Merger, not to), directly or indirectly, (i) alone or in concert with others, make or propose, or seek to make or propose, to the Company or any of its stockholders any Company Acquisition Proposal, (ii) make any public request or public proposal to amend, waive or terminate the provisions of this Section 5.2(b) or (iii) take any action that would reasonably be expected to result in the Company having to make a public announcement regarding any of the matters referred to in clauses (i) and (ii) of this Section 5.2(b), or publicly announce an intention to do, or enter into any arrangement or understanding or discussion with others to do, any of the actions restricted or prohibited under such clauses (i) and (ii) of this Section 5.2(b); provided, however, that the provisions set forth in Section 3.1 of the Stockholder Agreement shall not in any way restrict or otherwise affect the Stockholder’s, the KKR Investors’ or the GA Investors’ ability to take any of the actions set forth in the third sentence of Section 5.2(a) to the extent permitted therein.

5.3 Waiver of Actions. The Stockholder hereby irrevocably and unconditionally agrees not to commence or join in, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub, the Company, any of the other parties to the Merger Agreement or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger, including any proceeding challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement. To the fullest extent permitted by applicable Laws, the Stockholder hereby irrevocably and unconditionally waives and agrees not to exercise, assert or perfect, any right of dissent or rights to demand appraisal in respect of the Covered Shares.

5.4 Further Assurances; Public Announcements. During the term of this Agreement, from time to time, at Parent’s request and without further consideration, the Stockholder shall execute and deliver such additional documents and take all such further action, in each case, as may be reasonably necessary to effect the actions and consummate the transactions contemplated by this Agreement. Each of the Stockholder, the KKR Investors and the GA Investors hereby authorize Parent and the Company, to the extent required by applicable Law, to publish and disclose in any announcement or disclosure in the Joint Proxy Statement/Prospectus or any other filing with any Governmental Entity made in connection with the Merger, the Stockholder’s, the KKR Investors’ and the GA Investors’ identity and the Stockholder’s ownership of Shares and the nature of the Stockholder’s, the KKR Investors’ and the GA Investors’ obligations under this Agreement. Each of Parent and the Company hereby authorize the Stockholder, the KKR Investors and the GA Investors, to the extent required by applicable Law, to publish and disclose in any announcement or disclosure in any filing with any Governmental Entity (including the SEC) made in connection with the Merger, Parent’s and the Company’s identity and the nature of the Stockholder’s, the KKR Investor’s and the GA Investor’s obligations under this Agreement. Except as otherwise required by applicable Law or listing agreement with a national securities exchange or a Governmental Entity, the Company and Parent will not make any other disclosures regarding the Stockholder in any press release or otherwise without the prior written consent of the Stockholder (not to be unreasonably withheld or delayed); provided, that in advance of any such disclosure, the Stockholder shall be afforded a reasonable opportunity to review and approve (not to be unreasonably withheld or delayed) such disclosure.

ARTICLE VI

MISCELLANEOUS

6.1 Termination. This Agreement and all obligations of the parties hereunder shall automatically terminate on the earliest to occur of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be validly terminated pursuant to Article VII thereof, (c) a Company Change of Recommendation relating to a Company Superior Proposal or Company Intervening Event in accordance with the terms of Section 5.2(f) and Section 5.2(g), respectively, of the Merger Agreement, (d) the date of any amendment, restatement, modification, or change of any provision of the Merger Agreement in effect as of the date hereof without the prior written consent of the Stockholder that either (i) reduces the amount or changes the form of the Merger Consideration (other than adjustments in accordance with the terms of the Merger Agreement) or (ii) otherwise materially adversely affects the Stockholder, and (e) the mutual written consent of the parties hereto. Upon termination of this Agreement, this Agreement shall become void and of no effect with no liability on the party of any party hereto (or any of its Affiliates or its or its Affiliates’ Representatives); provided, that the provisions set forth in this Article VI (other than the provisions set forth in Sections 6.2, 6.6, 6.11 and 6.13) shall survive the termination of this Agreement; provided, further, that no such termination shall relieve any party hereto from any liability for Willful Breach of this Agreement. For purposes of this Agreement, the term “Willful Breach” means a deliberate act or a deliberate failure to act, taken or not taken with the actual knowledge that such act or failure to act would, or would reasonably be expected to, result in or constitute a material breach of this Agreement, regardless of whether breaching was the object of the act or failure to act.

6.2 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholder, and Parent and Merger Sub shall have no authority to direct the Stockholder in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

6.3 Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (a) on the date sent by e-mail of a PDF document if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, (b) when delivered, if delivered personally to the intended recipient, and (c) one (1) Business Day later, if sent by overnight delivery via a national courier service (providing proof of delivery), and in each case, addressed to a party at the following address for such party (or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above):

(i)	if to the Stockholder, by email to:

	Name:	Birch Partners, LP
	Attention:	Brittany Bagley
David Topper
	Email:	brittany.bagley@kkr.com
dtopper@generalatlantic.com

with a copy (which shall not constitute notice) to each of:

	Name:	Simpson Thacher & Bartlett LLP
	Address:	425 Lexington Avenue
New York, New York 10017
	Attention:	Marni Lerner
Sebastian Tiller
	Email:	mlerner@stblaw.com
stiller@stblaw.com

and

	Name:	Paul, Weiss, Rifkind, Wharton & Garrison LLP
	Address:	1285 Avenue of the Americas
New York, New York 10019
	Attention:	Matthew W. Abbott
	Email:	mabbott@paulweiss.com

(ii)	if to Parent, by email to:

	Name:	Science Applications International Corporation
	Attention:	Steven G. Mahon, General Counsel
	Email:	steven.mahon@saic.com

and by email and hand delivery to:

	Name:	Science Applications International Corporation
	Address:	12010 Sunset Hills Road Reston, Virginia 20190
	Attention:	Steven G. Mahon, General Counsel
	Email:	Steven.Mahon@saic.com

with a copy (which shall not constitute notice) to each of:

	Name:	Morrison & Foerster LLP
	Address:	1650 Tysons Boulevard, Suite 400
McLean, Virginia 22102
	Attention:	Charles W. Katz
	Email:	CKatz@mofo.com

(iii)	if to the Company, by email to:

	Name:	Engility Holdings, Inc.
	Attention:	Thomas O. Miiller, General Counsel
	Email:	Tom.Miiller@Engility.com

and by email and hand delivery to:

	Name:	Engility Holdings, Inc.
	Address:	4803 Stonecroft Boulevard Chantilly, Virginia 20151
	Attention:	Thomas O. Miiller, General Counsel
	Email:	Tom.Miiller@Engility.com

with a copy (which shall not constitute notice) to each of:

Name:	Weil, Gotshal & Manges LLP
Address:	767 Fifth Avenue
New York, New York 10153
Attention:	Frederick S. Green, Eoghan P. Keenan
Email:	frederick.green@weil.com; eoghan.keenan@weil.com

6.4 Entire Agreement. This Agreement (including any exhibits or schedules hereto) constitutes the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

6.5 Governing Law and Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. Each of the parties hereby irrevocably submits exclusively to the jurisdiction of the Chancery Courts of the State of Delaware and the federal courts of the United States of America, in each case, located in New Castle County in the State of Delaware and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and each of the parties hereto irrevocably agrees that all claims relating to such action, suit or proceeding shall be heard and determined in such a state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 6.3 or in such other manner as may be permitted by Law, shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.5(a).

6.6 Amendments and Modifications. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

6.7 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision negotiated in good faith by the parties hereto shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not, subject to clause (a) above, be affected by such invalidity or unenforceability, except as a result of such substitution, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

6.8 Successors and Assigns; Third Party Beneficiaries. This Agreement shall not be assignable by operation of Law or otherwise without the prior written consent of the other parties; provided that Parent may designate by written notice to the parties hereto, another Subsidiary to be a party to the Merger in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary and all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall also be made with respect to such other Subsidiary as of the date of such designation; provided that such assignment or delegation shall not relieve Parent of its obligations hereunder or otherwise enlarge, alter or change any obligation of any other party hereto or due to Parent or such other Subsidiary. Any assignment in contravention of the preceding sentence shall be null and void. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Agreement is void. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement; provided, that each Non-Recourse Party shall be an express third-party beneficiary with respect to Section 6.14.

6.9 Interpretation; Construction.

(a) The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement. Where a reference in this Agreement is made to a Section or Schedule , such reference shall be to a Section of or Schedule to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

6.10 Stockholder Capacity; Fiduciary Duties. Notwithstanding anything contained in this Agreement to the contrary, the representations, warranties, covenants and agreements made herein by the Stockholder are made solely with respect to the Stockholder and the Covered Shares. The Stockholder is entering into this Agreement solely in its capacity as the Beneficial Owner of such Covered Shares and nothing herein shall limit or affect any actions taken by any officer or director of the Company (or a Subsidiary of the Company), including any designee of the Stockholder serving on the board of directors of the Company, in his or her capacity as a director or officer of the Company (or of a Subsidiary of the Company), including to the extent applicable, participating in his or her capacity as a director of the Company in any discussions or negotiations in accordance with Section 5.2 of the Merger Agreement. Nothing contained herein, and no action taken by the Stockholder pursuant hereto, shall be deemed to constitute the parties as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the parties are in any way acting in concert or as a group with respect to the obligations or the transactions contemplated by this Agreement.

6.11 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts (including by facsimile or by attachment to electronic mail in portable document format (PDF)), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

6.12 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

6.13 Specific Performance; Injunctive Relief. The parties acknowledge and agree that irreparable damage would occur and that the parties would not have any adequate remedy at Law if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, unless this Agreement has been terminated in accordance with its terms, the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions hereof in accordance with Section 6.5, without proof of actual damages (and each party hereby waives any requirement for the security or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at Law or in equity. The parties further agree not to assert that a remedy of monetary damages would provide an adequate remedy for any such breach or that the Company or Parent otherwise have an adequate remedy at law.

6.14 No Recourse. Notwithstanding anything to the contrary contained herein or otherwise, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against the entities and Persons that are expressly identified as parties to this Agreement in their capacities as such and no former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or Affiliates of any party hereto, or any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement under this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages on account of breach of this Agreement from, any Non-Recourse Party.

6.15 No Conflict with Stockholder Agreement. The Company, the Stockholder, the KKR Investors and the GA Investors hereby agree that nothing set forth in the Stockholder Agreement restricts or otherwise prevents the Stockholder, the KKR Investors or the GA Investors from executing and delivering this Agreement or from performing their respective obligations hereunder, and to the extent there is a conflict between this Agreement and the Stockholder Agreement, this Agreement shall prevail and control.

6.16 Several Not Joint Obligations. The parties hereto hereby acknowledge and agree that notwithstanding anything to the contrary contained in this Agreement, the representations, warranties, covenants and other agreements of the Stockholder, the KKR Investors or the GA Investors shall be several and not joint representations, warranties, covenants and agreements, as applicable, of the Stockholder, the KKR Investors or the GA Investors, as applicable.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date and year first above written.

SCIENCE APPLICATIONS
INTERNATIONAL CORPORATION

By:	/s/ Anthony J. Moraco
Name: Anthony J. Moraco
Title: Chief Executive Officer

Signature Page to Voting Agreement

ENGILITY HOLDINGS, INC.

By:	/s/ Lynn Dugle
Name:	Lynn Dugle
Title:	President, Chief Executive Officer

Signature Page to Voting Agreement

STOCKHOLDER:

BIRCH PARTNERS, LP

By: Birch GP, LLC, its general partner

By:	/s/ Brittany Bagley
Name: Brittany Bagley
Title: Manager

By:	/s/ David Topper
Name: David Topper
Title: Manager

Signature Page to Voting Agreement

FOR PURPOSES OF SECTIONS 2.1, 2.3, 5.2, 5.4 AND ARTICLE VI ONLY:

KKR 2006 FUND L.P.

By: KKR Associates 2006 L.P., its general partner

By: KKR 2006 GP LLC, its general partner

By:	/s/ William J. Janetschek
Name: William J. Janetschek
Title: Authorized Person

KKR PARTNERS III, L.P.

By: KKR III GP LLC, its general partner

By:	/s/ William J. Janetschek
Name: William J. Janetschek
Title: Authorized Person

OPERF CO-INVESTMENT LLC

By: KKR Associates 2006 L.P., its general partner

By: KKR 2006 GP LLC, its general partner

By:	/s/ William J. Janetschek
Name: William J. Janetschek
Title: Authorized Person

Signature Page to Voting Agreement

8 NORTH AMERICA INVESTOR L.P.

By: KKR Associates 8 NA L.P., its general partner

By: KKR 8 NA Limited, its general partner

By:	/s/ William J. Janetschek
Name: William J. Janetschek
Title: Authorized Person

Signature Page to Voting Agreement

FOR PURPOSES OF SECTIONS 2.1, 2.3, 5.2, 5.4 AND ARTICLE VI ONLY:

GENERAL ATLANTIC PARTNERS 85, L.P.

By: General Atlantic GenPar, L.P., its general partner member

By: General Atlantic LLC, its general partner

By:	/s/ Thomas J. Murphy

Name:	Thomas J. Murphy
Title:	Managing Director

GAP COINVESTMENTS III, LLC

By: General Atlantic LLC, its managing member

By:	/s/ Thomas J. Murphy

Name:	Thomas J. Murphy
Title:	Managing Director

GAP COINVESTMENTS IV, LLC

By: General Atlantic LLC, its managing member

By:	/s/ Thomas J. Murphy
Name:	Thomas J. Murphy
Title:	Managing Director

Signature Page to Voting Agreement

GAP COINVESTMENTS CDA, L.P.

By: General Atlantic LLC, its managing member

By:	/s/ Thomas J. Murphy
Name:	Thomas J. Murphy
Title:	Managing Director

GAPCO GMBH & CO. KG

By: GAPCO Management GmbH, its general partner

By:	/s/ Thomas J. Murphy
Name:	Thomas J. Murphy
Title:	Managing Director

Signature Page to Voting Agreement

SCHEDULE A

Name	Address	Shares
Birch Partners, LP	Birch Partners, LP c/o Kohlberg Kravis Roberts & Co. L.P. 2800 Sand Hill Road, Suite 200 Menlo Park, CA 94025 and c/o General Atlantic Service Company, L.P. 55 East 52nd Street, 33rd Floor New York, NY 10055	17,920,892